Exhibit 99.1

CONSENT

OF

QATALYST PARTNERS LP

We hereby consent to the use in the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Microchip Technology Incorporated (the “Registration Statement”), of our opinion dated January 19, 2016 appearing as Annex B to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—The Merger—Opinion of Atmel’s Financial Advisor”; “The Merger—Background of the Merger”; “The Merger—Recommendation of the Atmel Board; Atmel’s Reasons for the Merger”; “The Merger—Opinion of Atmel’s Financial Advisor”; and “The Merger—Certain Unaudited Prospective Financial Information Reviewed by the Atmel Board and Atmel’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ QATALYST PARTNERS LP

February 11, 2016